UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. 2 ) *
                                            ---




                               Intelligroup, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities



                                  45816A 10 6
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                                 (CUSIP Number)



--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|_|   Rule 13d-1(c)
|_|   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.       45816A 10 6
            -------------------
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  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

              Nagarjun Valluripalli
       --------------------------------------------------------------------
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  2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)
          -----------------------------------------------------------------
       (b)
          -----------------------------------------------------------------
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  3.   SEC Use Only
                   --------------------------------------------------------
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  4.   Citizenship or Place of Organization       Non-Resident Indian
                                                  -------------------
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                 5.  Sole Voting Power            586,491
                                      ----------------------------------
                 ------------------------------------------------------------
  Number of
  Shares         6.  Shared Voting Power          N/A
  Beneficially                           -------------------------------
  Owned by       ------------------------------------------------------------
  Each
  Reporting      7.  Sole Dispositive Power       586,491
  Person With                               ----------------------------
                 ------------------------------------------------------------

                 8.  Shared Dispositive Power     N/A
                                             ---------------------------
--------------------------------------------------------------------------------

  9.   Aggregate Amount Beneficially Owned by Each Reporting Person    608,491
                                                                    ------------
--------------------------------------------------------------------------------

 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

 11.   Percent of Class Represented by Amount in Row (9)    3.7%
                                                        ----------------
--------------------------------------------------------------------------------

 12.   Type of Reporting Person (See Instructions)          IN
                                                  ----------------------
--------------------------------------------------------------------------------



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

ITEM 1.

     (a)  Name of Issuer:

          The issuer of the securities to which this statement relates is Intelligroup, Inc., a New Jersey corporation.

     (b)  Address of Issuer's Principal Executive Offices:

          The issuer's principal executive offices are located at 499 Thornall Street, Edison, New Jersey 08837.

ITEM 2.

     (a)  Name of Person Filing:

          The person filing is Nagarjun Valluripalli.

     (b)  Address of Principal Business Office or, if none, Residence:

          The principal business office is Intelligroup, Inc., 499 Thornall Street, Edison, New Jersey 08837.

     (c)  Citizenship:

          The citizenship is Non-Resident Indian.

     (d)  Title of Class of Securities:

          The title of the class of securities is common stock, $0.01 par value.

     (e)  CUSIP Number:

          The CUSIP number is 45816A 10 6.

ITEM 3.   IF  THIS  STATEMENT  IS  FILED  PURSUANT  TO  SS.SS.240.13D-1(B),   OR
          240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

          Selection of a filing category pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c) is not applicable.

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: The number of shares beneficially owned by Nagarjun Valluripalli is 608,491. Such number includes 150,000 shares underlying options which are exercisable as of the date hereof or sixty (60) days after such date and 22,000 shares owned by Nagarjun Valluripalli's spouse.

     (b)  Percent of class:       The  percent of  the  class  held by  Nagarjun
          Valluripalli is 3.7%.

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote   Nagarjun Valluripalli
                has sole power to vote or to direct the vote of 586,491 shares.

          (ii)  Shared power to vote or to direct the vote   The shared power to
                vote or to direct the vote of shares is not applicable.

          (iii) Sole power to dispose or to direct the disposition of Nagarjun Valluripalli has sole power to dispose or to direct the disposition of 586,491 shares.

          (iv)  Shared power to dispose or to direct the disposition of      The
                shares power to dispose or to direct the disposition of shares is not applicable.

Instruction. For computations regarding securities which represent a right to acquire an underlying security seess.240.13d3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following   |X|.

Instruction. Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

The ownership of more than five percent on behalf of another person is not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

The identification and classification of the subsidiary which acquired the security being reported by the parent holding company is not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

The notice and classification of a group is not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

The notice of dissolution of a group is not applicable

ITEM 10. CERTIFICATION.

The  certification   regarding   ss.240.13d-1(b)   or   ss.240.13d-1(c)  is  not
applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  January 24, 2002
                                        ---------------------------------------
                                                         Date



                                               /s/ Nagarjun Valluripalli
                                        ---------------------------------------
                                                       Signature



                                            Nagarjun Valluripalli (Shareholder)
                                        ---------------------------------------
                                                      Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. (SEE 18 U.S.C. 1001).



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